Exhibit 10.23

DEFERRED RESTRICTED STOCK UNIT AGREEMENT

THIS DEFERRED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of «date» (the “Award Date”) is between HSN, Inc., a Delaware corporation (the “Corporation”), and «grantee» (the “Grantee”).

1. Award and Vesting of DSUs

(a) Subject to the terms, definitions and provisions of this Agreement and the Company’s Second Amended and Restated 2008 Stock and Annual Incentive Plan, as amended (the “Plan”), the Corporation hereby grants to the Grantee «number» deferred restricted stock units (the “DSUs”). Any defined terms not defined in this Agreement shall have the meaning ascribed to it in the Plan.

(b) Subject to the terms and conditions of this Agreement and the provisions of the Plan, the DSUs shall vest and no longer be subject to any restriction in whole on the first anniversary of the Award Date (the “Vesting Period”).

(c) Notwithstanding the provisions of Section 1(b) and except as provided in Section 5 of this Agreement, in the event of termination of the Grantee’s service with the Corporation during the Vesting Period for any reason, all remaining unvested DSUs shall be forfeited by the Grantee and canceled in their entirety effective immediately upon such termination.

(d) Nothing in this Agreement shall confer upon the Grantee any right to continue in the service of the Corporation or any of its affiliates or interfere in any way with the right of the Corporation or any such Affiliates to terminate the Grantee’s service at any time, with or without cause.

2. Settlement of DSUs

Except as provided in this Section 2, DSUs that are no longer subject to the vesting period shall be settled six months following termination of service as a director for any reason. Subject to Section 14(d) of the Plan (pertaining to the withholding of taxes), at such time as the DSUs are settled pursuant to this Section 2, for each vested DSU settled the Corporation shall issue (either in book-entry form or otherwise) one share of Common Stock and cause to be delivered to the Grantee one or more unlegended, freely-transferable stock certificates in respect of such shares issued upon settlement of the vested DSUs. Notwithstanding the foregoing, the Corporation shall be entitled to hold the shares or cash issuable upon settlement of DSUs that have vested until the Corporation or the agent selected by the Corporation to manage the Plan under which the DSUs have been issued (the “Agent”) shall have received from the Grantee a duly executed Form W-9 or W-8, as applicable; failure of the Grantee to provide such Form W-9 or W-8 during the six-month period following termination of service shall result in forfeiture of the shares or cash issuable upon settlement of DSUs. In addition, the Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to the DSUs is subject to the condition that the Grantee deliver to the Corporation any representations, other documents or assurances that the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

3. Non-Transferability of the DSUs

During the Vesting Period and until such time as the DSUs are ultimately settled as provided in Section 2 above, the DSUs shall not be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4. Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, until the DSUs are settled pursuant to Section 2, the Grantee shall not be entitled to any rights of a stockholder with respect to the DSUs. Notwithstanding the foregoing, if the Corporation declares and pays dividends on the Common Stock prior to the time the DSUs are settled, the Grantee will be credited with additional amounts for each DSU equal to the dividend that would have been paid with respect to such DSU if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in DSUs or may be held in kind as deferred property) and shall vest and settle concurrently with the vesting and settling of the DSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Section 5.

5. Adjustment in the Event of Change in Stock; Change in Control

(a) In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the number of DSUs and the shares underlying such DSUs shall be equitably adjusted by the Committee (including, in its discretion, providing for other property to be held as deferred property) as it may deem appropriate in its sole discretion. The determination of the Committee regarding any such adjustment will be final and conclusive.

(b) With respect to the awards evidenced by this Agreement, subject to paragraph (e) of Section 10 of the Plan, notwithstanding any provision of the Plan to the contrary, upon Grantee’s termination of service as a Director of the Corporation, during the one-year period following a Change in Control, by the Company for other than Cause or Disability or by the Grantee for Good Reason:

(i) any DSUs outstanding as of such date of termination of service which were outstanding as of the date of such Change in Control shall vest and become immediately payable;

(ii) the restrictions and deferral limitations applicable to any DSU shall lapse, and such DSU outstanding as of such date of termination which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

(iii) all DSUs outstanding as of such date of termination which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such DSUs shall be settled as promptly as is practicable in the form set forth in this Agreement and the Plan.

6. Payment of Transfer Taxes, Fees and Other Expenses

The Corporation agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by the Grantee in connection with the DSUs, together with any and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

7. Other Restrictions

(a) The DSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, then in any such event, the award of DSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Grantee acknowledges that the Grantee is subject to the Corporation’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Grantee is on the Corporation’s insider list, the Grantee shall be required to obtain pre-clearance from the Corporation’s General Counsel prior to purchasing or selling any of the Corporation’s securities, including any shares issued upon vesting of the DSUs, and may be prohibited from selling such shares other than during an open trading window. The Grantee further acknowledges that, in its discretion, the Corporation may prohibit the Grantee from selling such shares even during an open trading window if the Corporation has concerns over the potential for insider trading.

8. Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Grantee: at the address last provided by the Grantee to the Corporation.

If to the Corporation:	HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33729
Attention: General Counsel
Facsimile: (727) 872-1000

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 8. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Grantee consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.

9. Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.

10. Laws Applicable to Construction; Consent to Jurisdiction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the DSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Grantee hereby agrees and consents to the personal jurisdiction of said courts over the Grantee for purposes of the resolution of any and all such disputes.

11. Severability

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12. Conflicts and Interpretation

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

13. Amendment

The Corporation may modify, amend or waive the terms of the DSU award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Grantee without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14. Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

15. Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

16. Data Protection

The Grantee authorizes the release from time to time to the Corporation (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). Without limiting the above, Grantee permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). Grantee hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Corporation, his or her employing company or the Agent considers appropriate. Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

IN WITNESS WHEREOF, as of the date first above written, the parties have executed this Agreement.

HSN, INC.

By:
Name:
Title:

«grantee»